CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of the ICAP Funds, Inc.


      We  consent to the incorporation by reference  in
Post-Effective  Amendment No. 10  to  the  Registration
Statement  of  ICAP Funds, Inc. on  Form  N-1A  of  our
report  dated  January 29, 1999 on  our  audit  of  the
financial statements and financial highlights  of  ICAP
Funds,   Inc.  (comprising,  respectively,   the   ICAP
Discretionary Equity, the ICAP Equity, the ICAP  Select
Equity  and  the  ICAP Euro Select Equity  Portfolios),
which  report  is  included in  the  Annual  Report  to
Shareholders for the year ended December 31, 1998.   We
also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and under the caption "Financial
Highlights" in the Prospectus.


                       /s/ PricewaterhouseCoopers LLP


                       PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 27, 1999